Exhibit 99.1

Contact: Leah Stearns

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION COMPLETES $750.0 MILLION TERM LOAN

Boston, Massachusetts – July 2, 2012: American Tower Corporation (NYSE: AMT) announced today that on June 29, 2012, it entered into a loan agreement in connection with its new $750.0 million unsecured term loan credit facility. The Company received net proceeds of approximately $746.4 million from the term loan, used approximately $632.0 million to repay certain existing indebtedness under one of the Company’s unsecured revolving credit facilities and will use the remainder for general corporate purposes. As a result, the Company will have the capacity to borrow an aggregate of approximately $2.0 billion under its revolving credit facilities, net of any outstanding letters of credit.

The term loan matures on June 29, 2017. Based on the Company’s current debt rating, the current interest rate of the term loan will be LIBOR plus 1.75%. The term loan does not require amortization of principal and may be paid prior to maturity in whole or in part at American Tower’s option without penalty or premium.

About American Tower

American Tower is a leading independent global owner, operator and developer of wireless communications sites. American Tower currently owns and operates approximately 47,000 communications sites in the United States, Brazil, Chile, Colombia, Ghana, India, Mexico, Peru and South Africa. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding our expectation for (i) the use of proceeds from the term loan, (ii) the repurchase or refinancing of other indebtedness and (iii) the effect of the transactions described herein. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for our indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-Q for the quarter ended March 31, 2012 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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